CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 WHX CORPORATION

                Under Section 242 of the General Corporation Law


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          It is hereby certified that:


          1.  The  name  of  the  corporation  is WHX  Corporation  (the
"Company").


          2. The Certificate of Incorporation of the Company (the "Certificate of Incorporation") is hereby amended in accordance with the following resolutions:

               RESOLVED, that Article SIXTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                            "SIXTH: A. NUMBER,  ELECTION AND TERMS OF DIRECTORS.
                   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board"); provided, however, that in no event shall the Whole Board be greater than ten (10) directors.

                           B. CLASSIFICATION OF BOARD OF DIRECTORS. The Board of
                  Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. The initial term of office of directors of Class I expire at the annual meeting of stockholders in 1997; that of Class II shall expire at the annual meeting in 1998; and that of Class III shall expire at the annual meeting in 1999; and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or

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
                  incapacity. At each annual meeting of stockholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected by a plurality of the votes cast to hold office until the third succeeding annual meeting of stockholders after their election, and until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or other incapacity, subject to the provisions of Section D and Section E of this Article SIXTH.

                            C. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause (other than a vacancy resulting from removal by the stockholders, in which case such vacancy shall be filled by the stockholders) shall be filled only by a majority vote of the directors then in office, though less than a quorum. Additional directorships resulting from an increase in the number of directors shall be apportioned by the Board of Directors among the classes as equally as possible, other vacancies of the Board of Directors filled between annual meetings of stockholders shall be to the class of directors to which the director previously belonged that is being replaced. Directors so chosen shall hold office until the next annual election of directors at which the term of the class to which he has been elected expires and until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

                            D. REMOVAL.  Subject to the rights of the holders of
                   any series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                           E. COMPLIANCE WITH COMMUNICATIONS ACT OF 1934. No person shall serve (or continue to serve) as officer or director of the Corporation if the Board of Directors concludes that such person's service (or continued service) would constitute a violation of the Communications Act of 1934, and the rules and regulations of the Federal Communication Commission ("FCC") promulgated thereunder, as the same may be amended from time to time (the "Act"), or would likely prevent the Corporation from making any intended acquisition or undertaking any intended activity."


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
                           RESOLVED, that Article THIRTEENTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                            "THIRTEENTH:  The Corporation  reserves the right to
                   amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter provided herein by statute, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article THIRTEENTH; provided, however, that Article SIXTH and this Article THIRTEENTH shall not be amended without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class."

                  3. This Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 103 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, we have hereunto set our hands this 23rd day of January, 1997.


                                            WHX CORPORATION


                                            /s/ Ronald LaBow
                                            ____________________________________
                                            By:  Ronald LaBow
                                                 Title:  Chairman of the Board


ATTEST:

/s/ Marvin L. Olshan
_________________________________
By:     Marvin L. Olshan
Title:  Secretary

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